Schedule A

Entity and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement

between

Fidelity Management & Research Company LLC

and

Fidelity Management & Research (Hong Kong) Limited

Name of Entity	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios II LLC	Fidelity Inflation-Protected Bond Index Central Fund	Fixed-Income	01/19/2012
Fidelity Central Investment Portfolios II LLC	Fidelity International Credit Central Fund	Fixed-Income	06/13/2017
Fidelity Central Investment Portfolios II LLC	Fidelity Investment Grade Bond Central Fund	Fixed-Income	12/17/2004
Fidelity Garrison Street Trust	Fidelity Education Income Fund	Fixed Income	11/19/2020
Fidelity Garrison Street Trust	Fidelity Money Market Central Fund	Money Market	09/09/2008
Fidelity Garrison Street Trust	VIP Investment Grade Central Fund	Fixed Income	09/09/2008
Fidelity Merrimack Street Trust	Fidelity Corporate Bond ETF	Fixed Income	09/18/2014
Fidelity Merrimack Street Trust	Fidelity Investment Grade Bond ETF	Fixed Income	11/19/2020
Fidelity Merrimack Street Trust	Fidelity Investment Grade Securitized ETF	Fixed Income	11/19/2020
Fidelity Merrimack Street Trust	Fidelity Limited Term Bond ETF	Fixed Income	09/18/2014
Fidelity Merrimack Street Trust	Fidelity Low Duration Bond Factor ETF	Fixed Income	03/08/2018
Fidelity Merrimack Street Trust	Fidelity Total Bond ETF	Fixed Income	09/18/2014
Fidelity Revere Street Trust	Fidelity Cash Central Fund	Money Market	09/09/2008
Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund	Money Market	09/09/2008
Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund	Money Market	09/09/2008
Fidelity Revere Street Trust	Fidelity Tax-Free Cash Central Fund	Money Market	09/09/2008

Fidelity Management & Research Company LLC	Fidelity Management & Research (Hong Kong) Limited

By:     /s/Christopher J. Rimmer

 By:

/s/Sharon LeCornu

Name:

Christopher J. Rimmer

          Name:

Sharon LeCornu

Title:

Treasurer

          Title:

Director